Exhibit 99.1

REDPOINT BIO REPORTS THIRD QUARTER 2007 RESULTS

Ewing, New Jersey, November 14, 2007 — Redpoint Bio Corporation (OTCBB: RPBC), a company developing compounds to improve the taste of pharmaceutical, food and beverage products, today announced financial and operational results for the third quarter and nine months ended September 30, 2007. Recent highlights included:

•                  Scott A. Siegel, Ph.D. joined Redpoint as Vice President of Corporate Development

•                  Allen Bloom, Ph.D., Irwin Scher, M.D., and Richard P. Shanley, CPA named to Board of Directors

•                  Continued build out of the Company’s R&D operations in support of the Givaudan collaboration and its internal discovery programs

For the quarter and nine months ended September 30, 2007, Redpoint recorded revenue of $0.7 million and $1.4 million, respectively.  These amounts are from the commencement of the Company’s research and development collaboration with Givaudan, signed in March 2007.

Research and development expenses for the third quarter of 2007 were $1.7 million, compared to $0.9 million for the third quarter of 2006. The increase was primarily attributable to increased costs associated with the Company’s bitter blocker and taste enhancer research programs.

Redpoint reported a net loss attributable to common stockholders for the quarter ended September 30, 2007 of $1.9 million, or $0.02 per share, compared to $2.1 million, or $0.47 per share, for the third quarter of 2006.

The net loss attributable to common stockholders for the nine months ended September 30, 2007 was $8.8 million, or $0.15 per share, compared to $6.1 million, or $1.37 per share, for the nine months ended September 30, 2006.

At September 30, 2007, Redpoint had approximately $25.8 million in cash, cash equivalents and marketable securities.

Ray Salemme, Ph.D., Chief Executive Officer of Redpoint, stated, “Our financial results for the third quarter and first nine months of 2007 reflect the Company’s progress with respect to ongoing research and development activities and the continued execution of our collaboration with Givaudan.

 “We are delighted that Scott Siegel has joined us in the key position of Vice President, Corporate Development. His expertise will be a critical component in the attainment of our growth goals, including our aggressive pursuit of additional collaborations for our taste enhancer and bitter blocker programs.

“The appointments of Allen Bloom, Ph.D., Irwin Scher, M.D., and Richard P. Shanley, CPA to the Company’s Board of Directors, were also a significant achievement during the period. Allen, Irwin and Richard’s presence on our Board will allow us to tap into their individual expertise in product development, licensing, financing and strategic partnering going forward.”

Subsequent to the Company’s relocation in May 2007 to its new 18,577 square foot facility in Ewing, New Jersey, management noted that it is continuing to build-out its R&D operations.  Plans call for the expansion of the scientific and business team from 27 to approximately 35 employees over the next six to nine months.

About Redpoint Bio

Redpoint Bio is leveraging recent discoveries in the molecular biology of taste to discover and develop novel taste enhancers and aversive taste blockers for the food, beverage and pharmaceutical industries. Redpoint Bio’s food and beverage program is focused on identifying flavor enhancers that improve the taste of existing ingredients, reduce the need for excess sugar and salt, and contribute to the development of healthier, better-tasting foods and beverages. The pharmaceutical program uses a biochemical approach aimed at suppressing the bitterness of medicines, which has the potential to expand the range of formulation options and increase patient compliance. For more information, please visit the Company’s website at www.redpointbio.com.

Safe Harbor Statement

In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements provide the Company’s current expectations or forecasts of future events. The Company’s performance and financial results could differ materially from those reflected in these forward-looking statements due to among other factors, uncertainty inherent in the discovery phase of technological development, any efforts by third parties to invalidate or limit any patents, the marketplace acceptance of its products, the decisions of regulatory authorities, the results of clinical trials and general financial, economic, regulatory and political conditions affecting the food, biotechnology and pharmaceutical industries generally. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. The Company undertakes no obligation to update publicly any forward-looking statement.

CONTACT AT:

Redpoint Bio:	At Rx Communications Group (for Redpoint Bio):
Scott Horvitz	Melody Carey (investors): (917) 322-2571
Chief Financial Officer	Paula Schwartz (investors): (917) 322-2216
(609) 637-9700, ext. 207	Tina Posterli (media): (917) 322-2565
shorvitz@redpointbio.com

(financial table follows)

Selected Financial Information

Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2007	2006	2007

Research and grant revenue	$—	$710	$—	$1,427

Operating expenses:
Research and development	884	1,710	2,718	5,520
General and administrative	669	1,163	2,079	3,226
Total operating expenses	1,553	2,873	4,797	8,746
Operating loss	(1,553)	(2,163)	(4,797)	(7,319)
Interest income	13	276	42	452
Interest expense	(273)	(22)	(436)	(1,678)
Net loss	(1,813)	(1,909)	(5,191)	(8,545)

Accretion of redeemable convertible preferred stock	(290)	—	(860)	(225)

Net loss applicable to common stockholders	$(2,103)	$(1,782)	$(6,051)	$(8,770)

Basic and diluted net loss per common share	$(0.47)	$(0.02)	$(1.37)	$(0.15)

Weighted average common shares outstanding	4,435	78,916	4,426	57,990

Condensed Balance Sheets

(in thousands)

(unaudited)

	December 31, 2006	September 30, 2007

Cash and cash equivalents	$974	$9,348
Marketable securities	—	16,418
Other current assets	73	843
Property and equipment, net	841	1,284
Other assets	664	290
Total assets	$2,552	$28,183

Current liabilities	$5,927	$2,864
Current portion of deferred revenue	—	1,031
Long-term liabilities	635	272
Deferred revenue, less current portion	—	743
Redeemable convertible preferred stock	16,716	—
Stockholders’ equity (deficit)	(20,726)	23,273
Total liabilities and stockholders’ equity	$2,552	$28,183